EXHIBIT 99.1

CONTACT:	ICR, Inc. Rachel Schacter/Allison Malkin 203-682-8200

FINAL

MOVADO GROUP, INC. ANNOUNCES FOURTH QUARTER
AND FISCAL YEAR 2018 RESULTS

~ Fourth Quarter Revenue Increased 14.1% ~
~  Fourth Quarter Operating Income of $13.3 million; Adjusted Operating Income Grew 93.5% to $14.4 million ~
~ Introduces Fiscal 2019 Outlook ~
~ Board Approves Increase in Quarterly Dividend to $0.20 Per Share ~

Paramus, NJ – March 29, 2018 -- Movado Group, Inc. (NYSE: MOV) today announced fourth quarter and fiscal year 2018 results for the periods ended January 31, 2018.

—	Fourth quarter net sales increased 14.1% to $149.2 million, or 10.2% on a constant dollar basis
—	Fourth quarter operating income of $13.3 million; Adjusted operating income grew to $14.4 million versus operating income of $7.4 million in the prior year period
—	Fourth quarter diluted EPS of ($1.47) includes ($1.95) related to the 2017 Tax Act; Adjusted diluted EPS of $0.52 compared to diluted EPS of $0.22 in prior year period

Efraim Grinberg, Chairman and Chief Executive Officer, stated, “We are pleased with our strong end to the year highlighted by fourth quarter sales growth of 14.1%, adjusted operating income growth of 93.5% and an increase in adjusted EPS to $0.52. The strength of our owned and licensed brands continued to drive our performance in the fourth quarter, buoyed by accelerated growth in our subsidiaries in the UK, France and Germany, and the contribution from Olivia Burton.  We were also very pleased to record a 6.4% increase in comparable sales for our Movado Company Stores for the quarter. Our fourth quarter performance continues to demonstrate the power of our brands around the world and the strength of our organization. As we focus on expanding our online presence given an evolving retail landscape, we are encouraged by the progress made in the quarter with our digital initiatives in support of our global portfolio.”

Mr. Grinberg continued, “Looking to fiscal 2019, we expect the positive momentum in our business to continue, which is reflected in our outlook. We are excited about the innovative products we are launching this year and remain focused on executing against our strategic initiatives, including digital, while also investing in our brands ahead of the long-term sustainable growth we see for our business.”

Mr. Grinberg concluded, “Given our strong balance sheet, including $214.8 million of cash, combined with the expected benefit from tax reform, we are pleased that today our Board approved an increase in our regular quarterly dividend to $0.20 per share.”

During the fourth quarter of fiscal 2018, the Company recorded $0.9 million in pre-tax expenses with a related tax benefit of $0.2 million, or $0.03 per diluted share, in association with the acquisition of the Olivia Burton brand, a $0.2 million pre-tax charge with a related tax expense of $0.1 million, or $0.01 per diluted share, associated with the Company’s cost savings initiatives, and a provisional tax expense related to the Tax Cuts and Jobs Act (“2017 Tax Act”) of $45.0 million, or $1.95 per diluted share. The Company recorded no unusual items in the fourth quarter of fiscal 2017.

Fourth Quarter Fiscal 2018 Results (See attached table for GAAP and non-GAAP measures)
—
Net sales increased 14.1% to $149.2 million compared to $130.8 million in the fourth quarter of fiscal 2017. Net sales on a constant dollar basis increased 10.2% compared to net sales in the fourth quarter of fiscal 2017.

—
Gross profit was $78.7 million, or 52.8% of sales, compared to $64.7 million, or 49.5% of sales in the same period last year. Adjusted gross profit for the fourth quarter of fiscal 2018, which excludes a $0.2 million adjustment in expenses related to the Company’s cost savings initiatives, was $78.6 million, or 52.7% of sales. The increase in adjusted gross margin percentage was primarily the result of favorable changes in foreign currency exchange rates, channel and product mix and a reduction of certain fixed costs due to the Company’s cost savings initiatives.

—
Operating expenses increased $8.2 million or 14.2% to $65.4 million in the fourth quarter of fiscal 2018 from $57.2 million in the fourth quarter last year. For the fourth quarter of fiscal 2018, adjusted operating expenses were $64.2 million, which excludes $0.9 million of expenses and amortization related to the Olivia Burton brand acquisition and $0.3 million of expenses related to the Company’s cost savings initiatives. The increase in adjusted operating expenses was primarily due to higher performance-based compensation, fluctuations in foreign currency exchange rates and higher distribution costs, partially offset by a decrease in marketing expenses.

—
Operating income in the fourth quarter increased 79.4% to $13.3 million compared to operating income of $7.4 million in the prior year period. Adjusted operating income for the fourth quarter of fiscal 2018, which excludes $0.9 million of expenses and amortization related to the acquisition of the Olivia Burton brand and a $0.2 million charge related to the Company’s cost savings initiatives, increased 93.5% to $14.4 million.

—	The tax provision was $47.0 million in the fourth quarter of fiscal 2018 compared to $1.9 million in the fourth quarter of fiscal 2017. For the fourth quarter of fiscal 2018, the Company recorded an adjusted tax provision of $2.1 million or an adjusted tax rate of 15.1% excluding the $45.0 million provisional tax expense related to the 2017 Tax Act, the $0.2 million benefit related to the Olivia Burton acquisition and the $0.1 million expense related to the Company’s cost savings initiatives.

Full Year Fiscal 2018 Results (See attached table for GAAP and Non-GAAP measures)
—	Net sales increased 2.8% to $568.0 million compared to net sales of $552.8 million in fiscal 2017. Net sales on a constant dollar basis increased 2.2% compared to net sales in fiscal 2017.
—
Gross profit was $298.1 million, or 52.5% of sales, compared to gross profit of $294.8 million, or 53.3% of sales, in the prior year. Adjusted gross profit for fiscal 2018, which excludes $0.8 million in expenses and amortization related to the Olivia Burton brand acquisition and $1.3 million in charges related to the Company’s cost savings initiatives, was $300.2 million, or 52.9% of sales. The decrease in the adjusted gross margin percentage from last year was primarily the result of channel and product mix, partially offset by favorable changes in foreign currency exchange rates and a reduction of certain fixed costs as a result of the Company’s cost savings initiatives.

—
Operating expenses were $254.9 million in fiscal 2018 compared to operating expenses of $240.8 million in the prior year. For fiscal 2018, adjusted operating expenses were $236.6 million, which excludes $6.0 million of expenses and amortization related to the acquisition of the Olivia Burton brand and $12.3 million of expenses related to the Company’s cost savings initiatives. For fiscal 2017, adjusted operating expenses were $239.0 million, which excludes $1.8 million of expenses related to the COO’s retirement in the first quarter. The decrease in adjusted operating expenses was primarily the result of decreased compensation and benefit expenses primarily related to the Company’s cost savings initiatives, fluctuations in foreign currency rates and decreased marketing expenses, partially offset by higher performance-based compensation and higher distribution costs.

—
Operating income for fiscal 2018 was $43.2 million as compared to operating income of $54.0 million for fiscal 2017. Adjusted operating income for fiscal 2018 was $63.6 million, excluding $6.8 million of expenses and amortization related to the acquisition of the Olivia Burton brand and $13.6 million of expenses related to the Company’s cost savings initiatives. This compares to adjusted operating income of $55.8 million for fiscal 2017, which excludes $1.8 million of expenses related to the COO’s retirement in the first quarter of fiscal 2017.

—
Based upon adjusted pre-tax income, the adjusted effective tax rate for fiscal 2018 was 25.7% as compared to the adjusted effective tax rate of 31.9% in fiscal 2017. The decrease in the adjusted effective tax rate is primarily due to changes in jurisdictional earnings.

—
Net loss was $15.2 million, or $0.66 per diluted share, for fiscal 2018 compared to net income of $35.1 million, or $1.51 per diluted share, for the prior year. Adjusted net income in fiscal 2018, which excludes $6.2 million of expenses and amortization related to the acquisition of the Olivia Burton brand, net of tax, $10.5 million of expenses related to the Company’s cost savings initiatives, net of tax, and the $45.0 million provisional tax expense related to the 2017 Tax Act, was $46.5 million or $2.00 per diluted share. Adjusted net income in fiscal 2017, which excludes $1.1 million in expenses, net of tax, related to the COO’s retirement in the first quarter of fiscal 2017, as well as a $0.9 million charge, net of tax, related to the impairment of a long-term investment in a privately held company in the third quarter of fiscal 2017, was $37.1 million or $1.59 per diluted share.

Impact of 2017 Tax Act
On December 22, 2017, the U.S. government enacted comprehensive tax legislation, significantly changing U.S. tax laws by, among other things, reducing the federal corporate tax rate on U.S. earnings and implementing a territorial tax system. As part of the legislation, U.S. companies are required to pay a tax on historical earnings generated offshore that have not been repatriated to the U.S. and have not been previously taxed. In addition, revaluation of deferred tax asset and liability positions at the lower federal base rate of 21% is required. In the fourth quarter of fiscal 2018, the Company recorded a $45.0 million provisional tax expense related to the 2017 Tax Act. This includes approximately $28.2 million related to the taxation of unremitted earnings of non-U.S. subsidiaries, which will be paid over 8 years. Also included is $8.3 million associated with the revaluation of deferred tax assets and liabilities at the new corporate tax rate, and $8.5 million related to deferred withholding and U.S. state income taxes.

Given the significant complexity and timing of the 2017 Tax Act, accounting for the income tax effects requires significant judgement in the interpretation and application of its provisions. As additional guidance from the U.S. Treasury, and the potential for additional guidance from the Securities and Exchange Commission or the Financial Accounting Standards Board related to the 2017 Tax Act is anticipated, these estimates may be adjusted during the measurement period of up to one year from the enactment date. The Company is also reviewing its income tax provisions for future periods in light of the changes imposed by the new tax legislation.

Fiscal 2019 Outlook
In fiscal 2019, the Company anticipates that net sales will be in a range of $605.0 million to $615.0 million and operating income will be approximately $68.0 million to $71.0 million. The Company anticipates net income in fiscal 2019 to be approximately $50.5 million to $52.8 million, or $2.15 to $2.25 per diluted share. Based on the lower U.S. corporate tax rate, coupled with our jurisdictional earnings, the Company anticipates a 25% effective tax rate. The outlook excludes approximately $3.0 million of amortization of the acquired intangible assets for fiscal 2019 related to the Olivia Burton brand. The Company's outlook assumes no further significant fluctuations from prevailing foreign currency exchange rates.

Quarterly Dividend Increase and Share Repurchase Program
The Company also announced that on March 29, 2018, the Board of Directors approved an increase in the Company’s quarterly cash dividend to $0.20 from $0.13 for each share of the Company’s outstanding common stock and class A common stock. The first such dividend will be paid on April 25, 2018 to all shareholders of record as of the close of business on April 11, 2018.

During the fourth quarter of fiscal 2018, the Company repurchased approximately 20,000 shares under its share repurchase program. As of January 31, 2018, the Company had $48.0 million remaining under the $50.0 million share repurchase authorization.

Conference Call
The Company’s management will host a conference call and audio webcast to discuss its results today, March 29th, at 9:00 a.m. Eastern Time. The conference call may be accessed by dialing 800-239-9838.  Additionally, a live webcast of the call can be accessed at www.movadogroup.com. The webcast will be archived on the Company’s website approximately one hour after the conclusion of the call. Additionally, a telephonic re-play of the call will be available from 12:00 p.m. ET on March 29, 2018 until 11:59 p.m. ET on April 5, 2018 and can be accessed by dialing 844-512-2921and entering replay pin number 3536235.

Movado Group, Inc. designs, sources, and distributes MOVADO®, OLIVIA BURTON®, EBEL®, CONCORD®, COACH®, TOMMY HILFIGER®, HUGO BOSS®, LACOSTE®, SCUDERIA FERRARI®, REBECCA MINKOFF® and URI MINKOFF® watches worldwide, and operates Movado company stores in the United States.

In this release, the Company presents certain financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). Specifically, the Company is presenting adjusted gross profit, adjusted gross margin, adjusted operating expenses and adjusted operating income, which are gross profit, gross margin, operating expenses and operating income, respectively, under GAAP, adjusted to eliminate expenses and the amortization of acquisition accounting adjustments related to the Olivia Burton brand acquisition, charges for the cost savings initiatives and the COO’s retirement. The Company is also presenting adjusted tax provision, which is the tax provision under GAAP, adjusted to eliminate the impact of the 2017 Tax Act, charges for the Olivia Burton brand acquisition, cost savings initiatives, impairment of a long-term investment in a private company and the COO’s retirement. The Company believes these adjusted measures are useful because they give investors information about the Company’s financial performance without the effect of certain items that the Company believes are not characteristic of its usual operations. The Company is also presenting adjusted net income, adjusted earnings per share and adjusted effective tax rate, which are net income, earnings per share and effective tax rate, respectively, under GAAP, adjusted to eliminate the after-tax impact of the 2017 Tax Act, expenses and the amortization of acquisition accounting adjustments related to the Olivia Burton brand acquisition, the cost savings initiatives, impairment of a long-term investment in a private company and the COO’s retirement. The Company believes that adjusted net income, adjusted earnings per share and adjusted effective tax rate are useful measures of performance because they give investors information about the Company’s financial performance without the effect of certain items that the Company believes are not characteristic of its usual operations. Additionally, the Company is presenting constant currency information to provide a framework to assess how its business performed excluding the effects of foreign currency exchange rate fluctuations in the current period. Comparisons of financial results on a constant dollar basis are calculated by translating each foreign currency at the same US dollar exchange rate as in effect for the prior-year period for both periods being compared. The Company believes this information is useful to investors to facilitate comparisons of operating results. These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release. The non-GAAP financial measures presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measures, and the methods of their calculation may differ substantially from similarly titled measures used by other companies.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “expects,” “anticipates,” “believes,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “should” and variations of such words and similar expressions. Similarly, statements in this press release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements and levels of future dividends to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties may include, but are not limited to general economic and business conditions which may impact disposable income of consumers in the United States and the other significant markets (including Europe) where the Company’s products are sold, uncertainty regarding such economic and business conditions, trends in consumer debt levels and bad debt write-offs, general uncertainty related to possible terrorist attacks, natural disasters, the stability of the European Union (including the impact of the United Kingdom’s process to exit from the European Union) and defaults on or downgrades of sovereign debt and the impact of any of those events on consumer spending, changes in consumer preferences and popularity of particular designs, new product development and introduction, decrease in mall traffic and increase in e-commerce, the ability of the Company to successfully implement its business strategies, competitive products and pricing, the impact of “smart” watches and other wearable tech products on the traditional watch market, seasonality, availability of alternative sources of supply in the case of the loss of any significant supplier or any supplier’s inability to fulfill the Company’s orders, the loss of or curtailed sales to significant customers, the Company’s dependence on key employees and officers, the ability to successfully integrate the operations of acquired businesses (including Olivia Burton) without disruption to other business activities, the possible impairment of acquired intangible assets including goodwill if the carrying value of any reporting unit were to exceed its fair value, the continuation of the company’s major warehouse and distribution centers, the continuation of licensing arrangements with third parties, losses possible from pending or future litigation, the ability to secure and protect trademarks, patents and other intellectual property rights, the ability to lease new stores on suitable terms in desired markets and to complete construction on a timely basis, the ability of the Company to successfully manage its expenses on a continuing basis, information systems failure or breaches of network security, the continued availability to the Company of financing and credit on favorable terms, business disruptions,  general risks associated with doing business outside the United States including, without limitation, import duties, tariffs, quotas, political and economic stability, changes to existing laws or regulations, and success of hedging strategies with respect to currency exchange rate fluctuations, and the other factors discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time. The Company assumes no duty to update its forward looking statements and this release shall not be construed to indicate the assumption by the Company of any duty to update its outlook in the future.

(Tables to follow)

MOVADO GROUP, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data) (Unaudited)

	Three Months Ended January 31,		Twelve Months Ended January 31,

	2018	2017	2018	2017

Net sales	$149,214	$130,785	$567,953	$552,752

Cost of sales	70,469	66,098	269,875	257,935

Gross profit	78,745	64,687	298,078	294,817

Operating expenses	65,399	57,246	254,878	240,836

Operating income	13,346	7,441	43,200	53,981

Other expense	-	-	-	(1,282)
Interest expense	(319)	(425)	(1,510)	(1,464)
Interest income	91	81	452	219

Income before income taxes	13,118	7,097	42,142	51,454

Provision for income taxes	47,026	1,865	57,367	16,315

Net (loss) / income	(33,908)	5,232	(15,225)	35,139

Less: Net income attributed to noncontrolling interests	-	-	-	78

Net (loss) / income attributed to Movado Group, Inc.	$(33,908)	$5,232	$(15,225)	$35,061

Per Share Information:
Net (loss) / income attributed to Movado Group, Inc.	$(1.47)	$0.22	$(0.66)	$1.51
Weighted diluted average shares outstanding	23,054	23,334	23,073	23,267

MOVADO GROUP, INC. GAAP AND NON-GAAP MEASURES (In thousands, except for percentage data) (Unaudited)

	As Reported Three Months Ended January 31,		% Change As Reported	% Change Constant Dollar

	2018	2017

Total Net sales	$149,214	$130,785	14.1%	10.2%

	As Reported Twelve Months Ended January 31,		% Change As Reported	% Change Constant Dollar

	2018	2017

Total Net sales	$567,953	$552,752	2.8%	2.2%

MOVADO GROUP, INC. GAAP AND NON-GAAP MEASURES (In thousands, except per share data) (Unaudited)
	Net Sales	Gross Profit	Operating Income	Pre-tax Income	Provisions for Income Taxes	Net (Loss) / Income Attributed to Movado Group, Inc.	EPS
Three Months Ended January 31, 2018
As Reported (GAAP)	$149,214	$78,745	$13,346	$13,118	$47,026	$(33,908)	$(1.47)
Olivia Burton Costs (1)	-	-	901	901	187	714	0.03
Cost Savings Initiatives (2)	-	(150)	151	151	(65)	216	0.01
2017 Tax Act (3)	-	-	-	-	(45,002)	45,002	1.95
Adjusted Results (Non-GAAP)	$149,214	$78,595	$14,398	$14,170	$2,146	$12,024	$0.52

Three Months Ended January 31, 2017
As Reported (GAAP)	$130,785	$64,687	$7,441	$7,097	$1,865	$5,232	$0.22

Twelve Months Ended January 31, 2018
As Reported (GAAP)	$567,953	$298,078	$43,200	$42,142	$57,367	$(15,225)	$(0.66)
Olivia Burton Costs (1)	-	846	6,798	6,798	574	6,225	0.27
Cost Savings Initiatives (2)	-	1,289	13,588	13,588	3,116	10,472	0.45
2017 Tax Act (3)	-	-	-	-	(45,002)	45,002	1.94
Adjusted Results (Non-GAAP)	$567,953	$300,213	$63,586	$62,528	$16,055	$46,474	$2.00

Twelve Months Ended January 31, 2017
As Reported (GAAP)	$552,752	$294,817	$53,981	$51,454	$16,315	$35,061	$1.51
Impairment of a Long-Term Investment (4)	-	-	-	1,282	398	884	0.03
Retirement Charge (5)	-	-	1,806	1,806	687	1,119	0.05
Adjusted Results (Non-GAAP)	$552,752	$294,817	$55,787	$54,542	$17,400	$37,064	$1.59

(1)	Related to transaction charges and the amortization of acquisition accounting adjustments associated with the acquisition of the Olivia Burton brand.
(2)	Related to a charge for severance and payroll related, asset retirement, other expenses and occupancy expenses.
(3)	Related to the impact of the 2017 Tax Act.
(4)	Related to a charge for the impairment of a long-term investment.
(5)	Related to a charge for the retirement of the former Vice Chairman and Chief Operating Officer.

MOVADO GROUP, INC. CONSOLIDATED BALANCE SHEETS (In thousands) (Unaudited)
	January 31,	January 31,
	2018	2017
ASSETS

Cash and cash equivalents	$214,811	$256,279
Trade receivables, net	83,098	66,847
Inventories	151,676	153,167
Other current assets	32,015	28,487
Total current assets	481,600	504,780

Property, plant and equipment, net	24,671	34,173
Deferred and non-current income taxes	6,443	24,837
Goodwill	60,269	-
Other intangibles, net	23,124	1,633
Other non-current assets	49,273	42,379
Total assets	$645,380	$607,802

LIABILITIES AND EQUITY

Loans payable to bank, current	$25,000	$5,000
Accounts payable	24,364	27,192
Accrued liabilities	32,814	28,241
Accrued payroll and benefits	15,129	6,820
Income taxes payable	2,989	4,149
Total current liabilities	100,296	71,402

Loans payable to bank	-	25,000
Deferred and non-current income taxes payable	33,063	3,322
Other non-current liabilities	41,686	34,085
Shareholders' equity	470,335	473,993
Total liabilities and equity	$645,380	$607,802

MOVADO GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited)
	Twelve Months Ended January 31,
	2018	2017
Cash flows from operating activities:
Net (loss) / income	$(15,225)	$35,139
Depreciation and amortization	13,457	11,507
Other non-cash adjustments	8,116	9,608
Cost savings initiatives	13,587	-
Charge for 2017 tax act	45,002	-
Changes in working capital	(11,134)	3,969
Changes in non-current assets and liabilities	921	(2,070)
Net cash provided by operating activities	54,724	58,153

Cash flows from investing activities:
Capital expenditures	(5,810)	(5,920)
Acquisition, net of cash acquired	(78,991)	-
Restricted cash deposits	1,018	(1,156)
Short-term investment	-	(152)
Trademarks and other intangibles	(556)	(328)
Net cash (used in) investing activities	(84,339)	(7,556)

Cash flows from financing activities:
Proceeds from bank borrowings	-	3,000
Repayments of bank borrowings	(5,000)	(13,000)
Dividends paid	(11,934)	(11,930)
Stock repurchase	(3,631)	(3,864)
Purchase of incremental ownership of U.K. joint venture	(162)	(1,320)
Other financing	(159)	(296)
Net cash (used in) financing activities	(20,886)	(27,410)

Effect of exchange rate changes on cash and cash equivalents	9,033	4,904
Net change in cash and cash equivalents	(41,468)	28,091
Cash and cash equivalents at beginning of year	256,279	228,188

Cash and cash equivalents at end of year	$214,811	$256,279